EXHIBIT 99.1

Integer Holdings Corporation Reports Third Quarter 2018 Results

~ Strong 3Q18 Growth in Sales and Profit ~
~ Raises Full Year Earnings Guidance ~

PLANO, Texas, Nov. 01, 2018 (GLOBE NEWSWIRE) -- Integer Holdings Corporation (NYSE:ITGR), a leading medical device outsource manufacturer, today announced results for the three and nine months ended September 28, 2018.

Third Quarter 2018 Highlights

  On July 2, 2018, completed the divestiture of the Advanced Surgical and Orthopedic product lines (“AS&O Product Line”), and on July 10, 2018, paid down debt by $548 million, including all $360 million of outstanding senior notes with 9.125% fixed rate.
  GAAP and Non-GAAP Sales from continuing operations increased 7% to $305 million.
  GAAP income from continuing operations decreased $28 million to a loss of $8 million.  Current quarter includes charges totaling $41 million for the extinguishment of debt, primarily in connection with the divestiture of the AS&O Product Line.  Non-GAAP adjusted income from continuing operations increased $5 million to $35 million.
  Adjusted EBITDA from continuing operations increased 10% to $67 million.
  GAAP diluted EPS from continuing operations decreased $0.88 per share to a loss of $0.26 per share, inclusive of the aforementioned extinguishment of debt charges of $0.98 per diluted share.  Non-GAAP adjusted diluted EPS from continuing operations increased $0.15 per share to $1.06, an increase of 16%.
  Paid down $595 million of debt, reducing total outstanding debt to $954 million.

Revised 2018 Full Year Financial Guidance

  GAAP sales guidance increased to a range of $1.197 billion to $1.212 billion.  Non-GAAP sales guidance increased to a range of $1.195 billion to $1.210 billion.
  GAAP diluted EPS guidance increased to a range of $1.34 to $1.49.  Non-GAAP adjusted diluted EPS guidance increased to a range of $3.55 to $3.70.

“Integer delivered another strong quarter of sales growth and even stronger net income, leading to another increase in our revenue and EPS guidance,” said Joseph Dziedzic, Integer’s president and chief executive officer.  “We also reduced our debt dramatically during the quarter and lowered our debt leverage ratio to 3.7 times adjusted EBITDA, down from 5.6 at the beginning of the year.

“At the beginning of the fourth quarter we hired Jason Garland as our new executive vice president and chief financial officer.  Jason brings nearly 25 years of public company, global financial leadership experience and significant manufacturing and customer contract expertise to Integer.  I look forward to his leadership in executing our strategy.

“With the executive leadership team in place, we are focused on executing our portfolio strategy to win in the markets we serve and our operational strategy to achieve excellence in everything we do.  We remain in a strong position to deliver on our long-term objectives of sales growth above the market, profit growth two times sales growth, and earning a valuation premium,” Mr. Dziedzic concluded.

Discussion of Third Quarter Financial Results

  Medical segment sales from continuing operations grew by 8%.

  o  Cardio & Vascular sales increased primarily due to continued strong demand in the electrophysiology market stemming from customer share gains, new product launches, and timing from customer inventory replenishment. Cardio & Vascular growth trend is expected to remain above market from increased focus on high growth market segments.

  o  Cardiac Rhythm Management growth was driven by increased components market penetration and lower 2017 comparables from customer inventory adjustments.  Neuromodulation remained strong, with growth driven by spinal cord stimulation market demand and increased components market penetration. Cardiac & Neuromodulation sales are expected to decrease in the fourth quarter of 2018 compared to an extremely strong fourth quarter of 2017.

  o  Advanced Surgical, Orthopedics & Portable Medical includes sales to the acquirer of our AS&O Product Line, Viant, under supply agreements associated with the divestiture.  The sales increase was driven by above market demand. Sales are expected to level off from strong first half and growth is expected to be more in line with the overall market.

  Non-Medical segment sales declined by 18% primarily due to North American drilling activity leveling off which has led to customer inventory adjustments.  The quarter was also impacted by planned phase out of certain rechargeable battery pack products.  We expect fourth quarter 2018 year-over-year sales to be flat and we expect solid sales growth in 2019 from new customers and products, and renewed military market government funding.

  GAAP loss from continuing operations was $8 million, compared to income of $20 million in the prior year.  Current quarter includes charges of $41 million for the extinguishment of debt, primarily in connection with the divestiture of the AS&O Product Line.  Non-GAAP adjusted income from continuing operations increased $5 million, or 18%, due to the higher volume of sales, partially offset by higher effective tax rates.

  Adjusted EBITDA margins increased by 60 basis points to 21.8% in the current year from 21.2% in the prior year, primarily due to operating leverage on the higher sales volume.

  Paid down $595 million of debt during the quarter using $548 million from the divestiture of the AS&O Product Line and $47 million from operations.

Revised 2018 Outlook(a)
(dollars in millions, except per share amounts)

	GAAP		Non-GAAP(b)
Continuing Operations:	As Reported	Growth	Adjusted	Growth
Sales	$1,197 to $1,212	5% to 7%	$1,195 to $1,210	6% to 7%
Net Income	$44 to $49	(50)% to (44)%	$117 to $122	18% to 23%
EBITDA	N/A	N/A	$255 to $265	9% to 13%
Earnings per Diluted Share	$1.34 to $1.49	(51)% to (46)%	$3.55 to $3.70	15% to 20%

(a) Except as described below, further reconciliations by line item to the closest corresponding GAAP financial measure for Adjusted Sales, Adjusted Net Income, Adjusted EBITDA, and Adjusted Earnings per Diluted Share, included in our “Revised 2018 Outlook” above, are not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and visibility of the charges excluded from these non-GAAP financial measures.

(b) Adjusted Net Income and EPS for 2018 is expected to consist of GAAP Net Income and EPS, excluding items such as intangible amortization, IP-related litigation costs, consolidation and realignment costs, asset disposition and write-down charges, and loss on extinguishment of debt totaling approximately $89 million. The after-tax impact of these items is estimated to be approximately $70 million, or approximately $2.13 per diluted share. Additionally, Adjusted Net Income and EPS is expected to exclude the estimated impact relating to our disallowed deduction of the Global Intangible Low-Taxed Income (“GILTI”) tax, as mandated by the U.S. Tax Cuts and Jobs Act (the “Tax Reform Act”). This disallowed deduction of the GILTI tax (approximately 50% of the total GILTI tax) is due to the Company making use of its U.S. net operating losses (“NOLs”), and will be eliminated once the Company’s U.S. NOLs are fully utilized, which is expected to be in 2019. This adjustment makes our Adjusted Diluted EPS more comparable with other global companies that are not subject to this disallowed GILTI tax deduction and more comparable to the Company’s results following the full utilization of its U.S. NOLs.

Adjusted EBITDA is expected to consist of Adjusted Net Income, excluding items such as depreciation, interest, stock-based compensation and taxes totaling approximately $140 million.

Summary of Financial and Product Line Results from Continuing Operations

(dollars in thousands, except per share data)	Three Months Ended
GAAP	September 28, 2018	September 29, 2017	Change	Organic Growth(a)
Medical Sales
Cardio & Vascular	$150,230	$137,712	9.1%	9.2%
Cardiac & Neuromodulation	109,620	101,612	7.9%	7.9%
Advanced Surgical, Orthopedics & Portable Medical	32,789	31,715	3.4%	8.9%
Total Medical Sales	292,639	271,039	8.0%	8.7%
Non-Medical Sales	12,449	15,129	(17.7)%	(17.7)%
Total Sales	$305,088	$286,168	6.6%	7.3%

Income from continuing operations	$(8,303)	$19,882	NM
Diluted EPS from continuing operations	$(0.26)	$0.62	NM

	Nine Months Ended
GAAP	September 28, 2018	September 29, 2017	Change	Organic Growth(a)
Medical Sales
Cardio & Vascular	$435,859	$391,914	11.2%	10.6%
Cardiac & Neuromodulation	334,471	311,540	7.4%	7.4%
Advanced Surgical, Orthopedics & Portable Medical	101,481	88,148	15.1%	17.8%
Total Medical Sales	$871,811	$791,602	10.1%	10.1%
Non-Medical Sales	40,167	42,218	(4.9)%	(4.9)%
Total Sales	$911,978	$833,820	9.4%	9.3%

Income from continuing operations	$27,837	$32,389	(14.1)%
Diluted EPS from continuing operations	$0.86	$1.01	(14.9)%

(a)  Organic Growth for sales is a Non-GAAP measure, which excludes foreign currency exchange impact reported in other loss, net and are primarily non-cash and includes the impact of the Long-term Supply Agreements (“LSAs”) entered into between the Company and Viant as of the closing of the divestiture of the AS&O Product Line. These LSAs govern the sale of products supplied by Viant to the Company for further resale to customers and by the Company to Viant for further resale to customers. Refer to Table C at the end of this release for a reconciliation of these amounts.

(NM) Calculated change not meaningful.

	Three Months Ended
Non-GAAP(a)	September 28, 2018	September 29, 2017	QTD Change	Organic Growth(b)
Adjusted EBITDA from continuing operations	$66,606	$60,324	10.4%	8.8%
Adjusted income from continuing operations	$34,850	$29,420	18.5%	15.2%
Adjusted diluted EPS from continuing operations	$1.06	$0.91	16.5%	12.2%

	Nine Months Ended
Non-GAAP(a)	September 28, 2018	September 29, 2017	YTD Change	Organic Growth(b)
Adjusted EBITDA from continuing operations	$191,907	$169,960	12.9%	6.7%
Adjusted income from continuing operations	$90,013	$70,447	27.8%	15.0%
Adjusted diluted EPS from continuing operations	$2.75	$2.21	24.4%	12.6%

(a) Refer to Tables A and B at the end of this release for reconciliations of adjusted amounts to the closest corresponding GAAP financial measures.

(b) Organic Growth for Adjusted EBITDA from continuing operations, Adjusted income from continuing operations, and Adjusted diluted EPS from continuing operations are Non-GAAP measures, which exclude the foreign currency exchange impact reported in other loss, net and are primarily non-cash.  Refer to Table D at the end of this release for a reconciliation of these amounts.

Conference Call Information
The Company will host a conference call on Thursday, November 1, 2018, at 9:00 a.m. ET / 8:00 a.m. CT to discuss these results.  The scheduled conference call will be webcast live and is accessible through our website at investor.integer.net or by dialing (833) 236-5762 (U.S.) or (647) 689-4190 (outside U.S.) and the conference ID is 6884746. The call will be archived on the Company’s website.  An earnings call slide presentation containing supplemental information about the Company’s results will be posted to our website at investor.integer.net prior to the conference call and will be referenced during the conference call.

About Integer™
Integer Holdings Corporation (NYSE: ITGR) is one of the largest medical device outsource (MDO) manufacturers in the world serving the cardiac, neuromodulation, vascular, portable medical and orthopedics markets. The Company provides innovative, high-quality medical technologies that enhance the lives of patients worldwide. In addition, it develops batteries for high-end niche applications in energy, military, and environmental markets. The Company's brands include GreatbatchTM Medical, Lake Region MedicalTM and ElectrochemTM. Additional information is available at www.integer.net.

Contact Information
Tony Borowicz
VP, Investor Relations
716.759.5809
tony.borowicz@integer.net

Notes Regarding Non-GAAP Financial Information
In addition to our results reported in accordance with generally accepted accounting principles (“GAAP”), we provide adjusted sales, adjusted income, adjusted earnings per diluted share, earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, adjusted EBITDA margin, and organic growth rates, all from continuing operations.  Adjusted income and adjusted earnings per diluted share from continuing operations consist of GAAP amounts adjusted for the following to the extent occurring during the period: (i) acquisition and integration related charges and expenses, (ii) amortization of intangible assets including inventory step-up amortization, (iii) facility consolidation, optimization, manufacturing transfer and system integration charges, (iv) asset write-down and disposition charges, (v) charges in connection with corporate realignments or a reduction in force, (vi) certain litigation expenses, charges and gains, (vii) unusual or infrequently occurring items, (viii) gain (loss) on cost and equity method investments, (ix) extinguishment of debt charges, (x) the net impact of the LSAs between the Company and Viant, (xi) the income tax (benefit) related to these adjustments and (xii) certain tax items that are outside the normal provision for the period.  Adjusted earnings per diluted share from continuing operations are calculated by dividing adjusted income from continuing operations by diluted weighted average shares outstanding.  Adjusted EBITDA from continuing operations consists of GAAP net income (loss) from continuing operations plus (i) the same adjustments as listed above except for items (xi) and (xii), (ii) GAAP stock-based compensation, interest expense, and depreciation, (iii) GAAP provision (benefit) for income taxes and (iv) cash gains received from cost and equity method investments during the period.  Adjusted EBITDA margin is adjusted EBITDA as a percentage of adjusted sales, all from continuing operations.  To calculate organic sales growth rates, we convert current period sales from local currency to U.S. dollars using the previous period’s foreign currency exchange rates and exclude the amount of sales acquired/divested during the period from the current/previous period amounts, respectively.  Adjusted Sales from continuing operations consist of GAAP Sales adjusted for item (x) above.  Organic growth rates for Adjusted EBITDA from continuing operations, Adjusted income from continuing operations and Adjusted Diluted EPS from continuing operations exclude the impact of foreign currency exchange gains and losses included in other (income) loss, net. We believe that the presentation of adjusted sales, adjusted income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, adjusted EBITDA margin, and organic growth rates, all from continuing operations, provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

Forward-Looking Statements
Some of the statements contained in this press release and other written and oral statements made from time to time by us and our representatives are not statements of historical or current fact. As such, they are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations, and these statements are subject to known and unknown risks, uncertainties and assumptions. Forward-looking statements include statements relating to:

  future sales, expenses, and profitability;
  future development and expected growth of our business and industry;
  our ability to execute our business model and our business strategy;
  our ability to identify trends within our industries and to offer products and services that meet the changing needs of those markets;
  our ability to remain in compliance with our debt covenants; and
  projected capital expenditures.

You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or “variations” or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from those stated or implied by these forward-looking statements. In evaluating these statements and our prospects, you should carefully consider the factors set forth below. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary factors and to others contained throughout this release.

Although it is not possible to create a comprehensive list of all factors that may cause actual results to differ from the results expressed or implied by our forward-looking statements or that may affect our future results, some of these factors include the following: our high level of indebtedness, our inability to pay principal and interest on this high level of outstanding indebtedness or to remain in compliance with financial and other covenants under our senior secured credit facilities, and the risk that this high level of indebtedness limits our ability to invest in our business and overall financial flexibility; our dependence upon a limited number of customers; customer ordering patterns; product obsolescence; our inability to market current or future products; pricing pressure from customers; our ability to timely and successfully implement cost reduction and plant consolidation initiatives; our reliance on third-party suppliers for raw materials, products and subcomponents; fluctuating operating results; our inability to maintain high quality standards for our products; challenges to our intellectual property rights; product liability claims; product field actions or recalls; our inability to successfully consummate and integrate acquisitions and to realize synergies and benefits from these acquisitions and to operate these acquired businesses in accordance with expectations; our unsuccessful expansion into new markets; our failure to develop new products including system and device products; the timing, progress and ultimate success of pending regulatory actions and approvals; our inability to obtain licenses to key technology; regulatory changes, including health care reform, or consolidation in the healthcare industry; global economic factors including foreign currency exchange rates and interest rates; the resolution of various legal actions brought against the Company; enactment related and ongoing impacts related to the Tax Reform Act, including the GILTI tax; and other risks and uncertainties that arise from time to time and are described in Item 1A “Risk Factors” of our Annual Report on Form 10-K and in our other periodic filings with the SEC.  Except as may be required by law, we assume no obligation to update forward-looking statements in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Condensed Consolidated Statements of Operations - Unaudited
(in thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 28, 2018	September 29, 2017	September 28, 2018	September 29, 2017
Sales	$305,088	$286,168	$911,978	$833,820
Cost of sales	213,165	196,982	637,758	573,431
Gross profit	91,923	89,186	274,220	260,389
Operating expenses:
Selling, general and administrative expenses (SG&A)	34,091	35,064	107,300	105,004
Research, development and engineering costs	12,234	12,227	38,445	35,104
Other operating expenses (OOE)	4,139	6,069	12,615	24,490
Total operating expenses	50,464	53,360	158,360	164,598
Operating income	41,459	35,826	115,860	95,791
Interest expense	54,526	15,808	85,355	49,233
(Gain) loss on cost and equity method investments, net	(291)	(1,906)	(5,545)	2,919
Other loss, net	1,684	2,490	257	10,654
Income (loss) from continuing operations before income taxes	(14,460)	19,434	35,793	32,985
Provision (benefit) for income taxes	(6,157)	(448)	7,956	596
Income (loss) from continuing operations	$(8,303)	$19,882	$27,837	$32,389

Discontinued operations:
Income (loss) from discontinued operations before taxes (1)	195,874	(7,444)	188,251	(21,074)
Provision (benefit) for income taxes	73,492	(1,252)	73,869	(1,026)
Income (loss) from discontinued operations	$122,382	$(6,192)	$114,382	$(20,048)

Net income	$114,079	$13,690	$142,219	$12,341

Basic earnings (loss) per share:
Income (loss) from continuing operations	$(0.26)	$0.63	$0.87	$1.03
Income (loss) from discontinued operations	$3.80	$(0.20)	$3.57	$(0.64)
Basic earnings per share	$3.54	$0.43	$4.44	$0.39

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$(0.26)	$0.62	$0.86	$1.01
Income (loss) from discontinued operations	$3.80	$(0.19)	$3.52	$(0.63)
Diluted earnings per share	$3.54	$0.43	$4.38	$0.39

Weighted average shares outstanding:
Basic	32,211	31,594	32,050	31,304
Diluted	32,211	32,173	32,451	31,947

(1)  Includes a gain from the sale of the AS&O Product Line of $194.7 million for three and nine months ended September 28, 2018.

Condensed Consolidated Balance Sheets - Unaudited
(in thousands)

	September 28, 2018	December 29, 2017
ASSETS
Current assets:
Cash and cash equivalents	$22,881	$37,341
Accounts receivable, net	200,147	194,845
Inventories	193,631	176,738
Prepaid expenses and other current assets	12,008	16,239
Current assets of discontinued operations held for sale	—	106,746
Total current assets	428,667	531,909
Property, plant and equipment, net	232,108	235,180
Goodwill	834,520	839,870
Other intangible assets, net	825,359	862,873
Deferred income taxes	3,618	3,451
Other assets	31,724	30,428
Noncurrent assets of discontinued operations held for sale	—	344,634
Total assets	$2,355,996	$2,848,345
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$37,500	$30,469
Accounts payable	69,270	64,551
Income taxes payable	16,298	5,904
Accrued expenses	54,922	60,376
Current liabilities of discontinued operations held for sale	—	47,703
Total current liabilities	177,990	209,003
Long-term debt	916,694	1,578,696
Deferred income taxes	210,303	140,964
Other long-term liabilities	11,678	11,335
Noncurrent liabilities of discontinued operations held for sale	—	14,966
Total liabilities	1,316,665	1,954,964
Stockholders’ equity:
Common stock	33	32
Additional paid-in capital	687,644	669,756
Treasury stock	(5,668)	(4,654)
Retained earnings	318,287	176,068
Accumulated other comprehensive income	39,035	52,179
Total stockholders’ equity	1,039,331	893,381
Total liabilities and stockholders’ equity	$2,355,996	$2,848,345

Condensed Consolidated Statements of Cash Flows - Unaudited (a)
(in thousands)

	Nine Months Ended
	September 28, 2018	September 29, 2017
Cash flows from operating activities:
Net income	$142,219	$12,341
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	68,447	74,584
Debt related amortization and extinguishment fees included in interest expense	47,173	8,850
Stock-based compensation	7,684	9,895
Non-cash (gain) loss on cost and equity method investments	(1,043)	3,833
Other non-cash losses	(771)	6,833
Deferred income taxes	66,953	(6,821)
Gain on sale of discontinued operations	(194,734)	—
Changes in operating assets and liabilities:
Accounts receivable	(4,805)	(13,958)
Inventories	(19,688)	(20,259)
Prepaid expenses and other assets	5,155	8,460
Accounts payable	10,488	12,905
Accrued expenses	(14,904)	4,191
Income taxes payable	8,562	14,716
Net cash provided by operating activities	120,736	115,570
Cash flows from investing activities:
Acquisition of property, plant and equipment	(33,340)	(34,059)
Proceeds from sale of property, plant and equipment	1,366	464
Purchase of cost and equity method investments	(1,230)	(1,316)
Proceeds from sale of discontinued operations	582,359	—
Other investing activities	—	209
Net cash provided by (used in) investing activities	549,155	(34,702)
Cash flows from financing activities:
Principal payments of long-term debt	(670,094)	(156,526)
Proceeds from issuance of long-term debt	—	50,000
Proceeds from the exercise of stock options	11,757	17,074
Payment of debt issuance and redemption costs	(31,991)	(1,789)
Tax withholdings related to net share settlements of restricted stock unit awards	(2,568)	(76)
Net cash used in financing activities	(692,896)	(91,317)
Effect of foreign currency exchange rates on cash and cash equivalents	1,790	1,970
Net decrease in cash and cash equivalents	(21,215)	(8,479)
Cash and cash equivalents, beginning of period	44,096	52,116
Cash and cash equivalents, end of period	$22,881	$43,637

(a)  The Condensed Consolidated Statements of Cash Flows - Unaudited includes cash flows related to discontinued operations.

Reconciliations of Non-GAAP Measures from Continuing Operations

Table A: Income (Loss) from Continuing Operations and Diluted EPS Reconciliations
(in thousands except per share amounts)

	Three Months Ended
	September 28, 2018			September 29, 2017
	Pre-Tax Income (Loss)	Income (Loss)	Per Diluted Share	Pre-Tax Income (Loss)	Income (Loss)	Per Diluted Share
As reported income (loss) from continuing operations (GAAP)	$(14,460)	$(8,303)	$(0.26)	$19,434	$19,882	$0.62
Adjustments:
Amortization of intangibles(a)	9,896	7,830	0.24	10,145	7,103	0.22
IP related litigation (SG&A)(a)(b)	749	591	0.02	1,735	1,128	0.04
Strategic reorganization and alignment (OOE)(a)(c)	2,643	2,085	0.06	—	—	—
Manufacturing alignment to support growth (OOE)(a)(d)	877	657	0.02	—	—	—
Consolidation and optimization expenses (OOE)(a)(e)	137	108	—	2,979	2,630	0.08
Acquisition and integration expenses (OOE)(a)(f)	—	—	—	2,267	1,106	0.03
Asset dispositions, severance and other (OOE)(a)(g)	482	412	0.01	823	546	0.02
(Gain) loss on cost and equity method investments, net(a)	(291)	(230)	(0.01)	(1,906)	(1,239)	(0.04)
Loss on extinguishment of debt(a)(h)	40,654	32,117	0.98	778	506	0.02
LSA adjustments(a)(i)	—	—	—	(3,450)	(2,242)	(0.07)
Tax adjustments(j)	—	(417)	(0.01)	—	—	—
Adjusted income from continuing operations (Non-GAAP)	$40,687	$34,850	$1.06	$32,805	$29,420	$0.91

Diluted weighted average shares for adjusted EPS		32,899			32,173

	Nine Months Ended
	September 28, 2018			September 29, 2017
	Pre-Tax Income (Loss)	Income (Loss)	Per Diluted Share	Pre-Tax Income (Loss)	Income (Loss)	Per Diluted Share
As reported income from continuing operations (GAAP)	$35,793	$27,837	$0.86	$32,985	$32,389	$1.01
Adjustments:
Amortization of intangibles(a)	31,068	24,523	0.75	30,375	21,205	0.66
IP related litigation (SG&A)(a)(b)	1,546	1,221	0.04	3,027	1,968	0.06
Strategic reorganization and alignment (OOE)(a)(c)	8,424	6,662	0.20	—	—	—
Manufacturing alignment to support growth (OOE)(a)(d)	2,493	1,841	0.06	—	—	—
Consolidation and optimization expenses (OOE)(a)(e)	698	553	0.02	8,055	6,525	0.20
Acquisition and integration expenses (OOE)(a)(f)	—	—	—	10,057	6,276	0.20
Asset dispositions, severance and other (OOE)(a)(g)	1,000	776	0.02	6,378	4,144	0.13
(Gain) loss on cost and equity method investments, net(a)	(5,545)	(4,381)	(0.13)	2,919	1,897	0.06
Loss on extinguishment of debt(a)(h)	42,128	33,281	1.02	3,272	2,127	0.07
LSA adjustments(a)(i)	(6,119)	(4,834)	(0.15)	(9,361)	(6,084)	(0.19)
Tax adjustments(j)	—	2,534	0.08	—	—	—
Adjusted income from continuing operations (Non-GAAP)	$111,486	$90,013	$2.75	$87,707	$70,447	$2.21

Diluted weighted average shares for adjusted EPS		32,681			31,947

(a) The difference between pre-tax and income (loss) amounts is the estimated tax impact related to the respective adjustment.  Income (loss) amounts are computed using a 21% U.S. tax rate (35% U.S. tax rate for 2017 periods), and the statutory tax rates in Mexico, Netherlands, Uruguay, Ireland and Switzerland, as adjusted for the existence of NOLs.  Amortization of intangibles and OOE expense have also been adjusted to reflect the estimated impact relating to our disallowed deduction of the GILTI tax, as described in footnote (j) below.  Expenses that are not deductible for tax purposes (i.e. permanent tax differences) are added back at 100%.

(b) In 2013, we filed suit against AVX Corporation alleging they were infringing our intellectual property. Given the complexity and significant costs incurred pursuing this litigation, we are excluding these litigation expenses from adjusted amounts. This matter proceeded to trial during the first quarter of 2016 and again in the third quarter of 2017 that resulted in a jury awarding damages in the amount of $37.5 million.  In March 2018, the court vacated that damage award and ordered a new trial on damages, which is scheduled for January 2019.  To date, no gains have been recognized in connection with this litigation.

(c) As a result of the strategic review of our customers, competitors and markets we undertook during the fourth quarter of 2017, we began to take steps to better align our resources in order to invest to grow, protect, preserve and to enhance the profitability of our portfolio of products. This will include focusing our investment in RD&E and manufacturing, improving our business processes and redirecting investments away from projects where the market does not justify the investment.  As a result, during 2018 we incurred charges related to this strategy, which primarily consisted of severance costs and fees for professional services.

(d) In 2017, we initiated several initiatives designed to reduce costs, improve operating efficiencies and increase manufacturing capacity to accommodate growth.  The plan involves the relocation of certain manufacturing operations and expansion of certain of our facilities.

(e) During 2018 and 2017, we incurred costs primarily related to the closure of our Clarence, NY facility and the transfer of our Beaverton, OR portable medical and Plymouth, MN vascular manufacturing operations to Tijuana, Mexico.

(f) Reflects acquisition and integration costs related to the acquisition of Lake Region Medical, which occurred in October 2015.

(g) Amounts for 2017 primarily include expenses related to our CEO and CFO transitions.

(h) Represents debt extinguishment charges in connection with pre-payments made on our Term B Loan Facility, which are included in interest expense.  In addition, the 2018 periods include a “make-whole” premium of $31.3 million, paid as a result of redeeming our senior notes in July 2018.

(i) Reflects the net impact of the LSAs entered into as of the closing of the divestiture of the Advanced Surgical and Orthopedic product lines. These LSAs govern the sale of products supplied by Viant to the Company for further resale to customers and by the Company to Viant for further resale to customers.

(j) Tax adjustments primarily includes the estimated impact relating to our disallowed deduction of the GILTI tax, as mandated by the Tax Reform Act.  This disallowed deduction of the GILTI tax (approximately 50% of the total GILTI tax) is due to the Company making use of its U.S. NOLs, and will be eliminated once the Company’s U.S. NOLs are fully utilized, which is expected to be in 2019.  This adjustment makes our Adjusted Diluted EPS from continuing operations more comparable with other global companies that are not subject to this disallowed GILTI tax deduction and more comparable to the Company’s results following the full utilization of its U.S. NOLs.

Table B: EBITDA and Sales Reconciliations
(in thousands)

	Three Months Ended		Nine Months Ended
	September 28, 2018	September 29, 2017	September 28, 2018	September 29, 2017
Income (loss) from continuing operations (GAAP)	$(8,303)	$19,882	$27,837	$32,389

Interest expense	54,526	15,808	85,355	49,233
Provision (benefit) for income taxes	(6,157)	(448)	7,956	596
Depreciation	9,960	9,534	29,929	28,262
Amortization	9,896	10,145	31,068	30,375
EBITDA from continuing operations	59,922	54,921	182,145	140,855
IP related litigation	749	1,735	1,546	3,027
Stock-based compensation (excluding OOE)	2,087	2,041	7,265	7,116
Strategic reorganization and alignment	2,643	—	8,424	—
Manufacturing alignment to support growth	877	—	2,493	—
Consolidation and optimization expenses	137	2,979	698	8,055
Acquisition and integration expenses	—	2,267	—	10,057
Asset dispositions, severance and other	482	823	1,000	6,378
Non-cash (gain) loss on cost and equity method investments	(291)	(992)	(5,545)	3,833
LSA adjustments	—	(3,450)	(6,119)	(9,361)
Adjusted EBITDA from continuing operations (Non-GAAP)	$66,606	$60,324	$191,907	$169,960

Total Sales (GAAP)	$305,088	$286,168	$911,978	$833,820
LSA adjustments	—	(1,604)	(2,003)	(3,758)
Adjusted sales from continuing operations (Non-GAAP)	$305,088	$284,564	$909,975	$830,062

Adjusted EBITDA margin	22%	21%	21%	20%

Table C: Organic Sales from Continuing Operations Growth Rate Reconciliation (% Change)

	GAAP Reported Growth	Impact of LSAs(a)	Impact of Foreign Currency(b)	Non-GAAP Organic Growth
QTD Change (3Q 2018 vs. 3Q 2017)
Medical Sales
Cardio & Vascular	9.1%	—%	0.1%	9.2%
Cardiac & Neuromodulation	7.9%	—	—	7.9%
Advanced Surgical, Orthopedics & Portable Medical	3.4%	5.4%	0.1%	8.9%
Total Medical Sales	8.0%	0.6%	0.1%	8.7%
Non-Medical Sales	(17.7)%	—	—	(17.7)%
Total Sales	6.6%	0.6%	0.1%	7.3%

YTD Change (9M 2018 vs. 9M 2017)
Medical Sales
Cardio & Vascular	11.2%	—%	(0.6)%	10.6%
Cardiac & Neuromodulation	7.4%	—	—	7.4%
Advanced Surgical, Orthopedics & Portable Medical	15.1%	2.8%	(0.1)%	17.8%
Total Medical Sales	10.1%	0.3%	(0.3)%	10.1%
Non-Medical Sales	(4.9)%	—	—	(4.9)%
Total Sales	9.4%	0.2%	(0.3)%	9.3%

(a) Represents adjustment to third quarter and year-to-date 2017 sales to exclude the net impact of the LSAs.

(b) Third quarter and year-to-date 2018 sales were impacted by $0.1 million (negative impact) and $2.3 million (positive impact), respectively, due to foreign currency exchange rate fluctuations, primarily in our Cardio & Vascular product line.

Table D: Non-GAAP Organic Growth Rate Reconciliation (% Change)

	GAAP Reported Growth	Impact of Non-GAAP Adjustment(a)	Impact of Foreign Currency(b)	Non-GAAP Organic Growth
QTD Change (3Q 2018 vs. 3Q 2017)
EBITDA from continuing operations	9.1%	1.3%	(1.6)%	8.8%
Income from continuing operations	NM	18.5%	(3.3)%	15.2%
Diluted EPS from continuing operations	NM	16.5%	(4.3)%	12.2%

YTD Change (9M 2018 vs. 9M 2017)
EBITDA from continuing operations	29.3%	(16.4)%	(6.2)%	6.7%
Income from continuing operations	(14.1)%	41.9%	(12.8)%	15.0%
Diluted EPS from continuing operations	(14.9)%	39.3%	(11.8)%	12.6%

(a) Represents the impact to our growth rate from our Non-GAAP adjustments. See Tables A and B for further detail on these items.

(b) Represents the impact to our growth rate due to changes in foreign currency exchange rates realized in income and reported in other loss, net in the consolidated statements of operations.

(NM) Calculated change not meaningful.

Table E: Supplemental Financial Items Affecting Cash Flow
(dollars in millions)

	2018 Outlook	2017 Actual
Capital Expenditures	$37 - $42	$30
Depreciation and Amortization	$80 - $85	$79
Stock-Based Compensation	$9 - $11	$11
Other Operating Expense	$15 - $20	$36
Adjusted Effective Tax Rate	20% - 22%	19%
Cash Tax Payments	$20 - $25	$9